EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS THIRD QUARTER 2012 RESULTS

White Plains, New York – November 1, 2012 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $9.8 million, or $0.43 per diluted share for the third quarter ended September 30, 2012, an increase of more than 70 percent compared to net income of $5.6 million, or $0.25 per diluted share in the third quarter of 2011.

Net sales in the 2012 third quarter increased 36 percent to $226 million, compared to the 2011 third quarter. This sales growth was primarily the result of a 43 percent sales increase by Drew’s RV Segment. The RV Segment accounted for 86 percent of Drew’s consolidated net sales this quarter. RV Segment sales growth was largely due to a 19 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market, as well as market share gains, acquisitions, and increased sales to adjacent industries. Excluding the impact of acquisitions, consolidated net sales increased 27 percent.

In October 2012, consolidated net sales reached approximately $85 million, an increase of 35 percent from October 2011 sales, as a result of strong growth in the Company’s RV Segment. Acquisitions did not have a significant impact on sales growth in October 2012, as most acquisitions were completed more than a year ago. Drew estimates that industry-wide RV production increased about 30 percent in October. This increase in industry-wide RV production was apparently in response to very strong initial orders following the 2012 annual RV open house in Elkhart, Indiana in late September. On the other hand, Drew estimates that industry-wide production of manufactured homes declined 5 percent to 10 percent in September and October 2012, after more than a year of solid growth. This decline resulted from an increase in production last September and October in response to orders by FEMA, which did not recur in 2012. Recent increases in site-built single-family housing starts are an encouraging sign for the manufactured housing industry.

The Company’s content per travel trailer and fifth-wheel RV in the 12 months ended September 30, 2012 increased by $440, or 19 percent compared to the prior 12 month period. Content per motorhome RV reached $1,000 in the 12 months ended September 2012, and exceeded $1,200 in the 2012 third quarter, which was nearly double the year-earlier quarter. The Company’s content per manufactured home remained consistent with the year-earlier period. The change in content per unit is a measure of the Drew’s overall market share growth across its existing product lines.

“Sales in the 2012 third quarter increased nearly $60 million compared to the year-earlier quarter, on which the Company achieved incremental operating profit of $5.7 million. This is an improvement from the year-over-year incremental margin we achieved in the second quarter of 2012, and in the first quarter of 2012,” said Fred Zinn, Drew’s President and CEO. “Greater-than-expected demand continued to reduce production efficiencies during the 2012 third quarter; however, we expect production efficiencies to further improve before the 2013 selling season.”

EXHIBIT 99.1

“We are no longer ‘looking up hill,’ so to speak,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “In certain product lines we’ve begun to realize the benefits of resource planning and lean manufacturing initiatives, as well as the investments we’re making to expand capacity. The continued strong demand for our products throughout the third quarter is very encouraging. As a result, our production levels remained very high. Implementing our plans to improve production efficiencies has taken longer than expected because it’s very difficult to re-organize production flow while still operating near capacity at several key plants. In the seasonally slower months ahead, we plan to retain more production employees than typical in the slow winter season in order to level out production by building to stock certain high volume products. Retaining employees will also enable us to minimize hiring and training costs when demand ramps up in early 2013. In the fourth quarter of 2012, we also expect to incur costs related to facility re-alignment, and process improvement, as we did in the third quarter. We’re targeting our efforts to help ensure that we achieve stronger production efficiencies next year and beyond.”

The effective tax rate for the 2012 third quarter was lower than in the prior year as a result of higher federal and state tax credits, as well as declines in tax reserve requirements.

The Company had $33 million in cash and no debt at September 30, 2012. Cash balances typically increase in the fourth quarter due to seasonal reductions in working capital requirements. Return on equity for the 12 months ended September 30, 2012 improved to 12.5 percent, from 11.1 percent in the year-earlier period.

Industry Trends
For the three months ended August 2012, the last month for which industry statistics are available, retail sales of travel trailer and fifth-wheel RVs were up 5 percent from the year-earlier period, compared to the 15 percent increase in industry-wide wholesale production over the same period. Dealer inventories of these types of towable RVs increased by about 23,000 units during the 12 months ended August 2012, compared to a 13,000 unit increase in retail sales for the same period. Industry surveys indicate that RV dealers are cautious, but generally comfortable with their level of towable RV inventory in relation to the increases they anticipate in retail sales. Future RV industry-wide production levels will depend largely on the strength of retail sales levels. Historically, retail sales of RVs have been closely tied to consumer confidence, which according to one measure reached a five-year high this October.

Conference Call & Webcast
Drew will provide an online, real-time webcast of its third quarter 2012 earnings conference call on the Company’s website, www.drewindustries.com, on Thursday, November 1, 2012 at 1:00 p.m. Eastern time. The call can also be accessed at www.companyboardroom.com.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by telephone by dialing (888) 286-8010 and referencing access code 91653989. A replay of the webcast will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs, manufactured homes, modular housing, truck caps and buses, and trailers used to haul boats, livestock, equipment and other cargo. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

EXHIBIT 99.1

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, realization of efficiency improvements, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		Last Twelve
(In thousands, except per share amounts)	2012	2011	2012	2011	Months

Net sales	$700,889	$521,570	$226,323	$166,689	$860,485
Cost of sales	568,101	409,631	184,781	134,688	699,915
Gross profit	132,788	111,939	41,542	32,001	160,570
Selling, general and administrative expenses	81,499	69,283	26,594	22,798	103,389
Operating profit	51,289	42,656	14,948	9,203	57,181
Interest expense, net	246	197	116	78	341
Income before income taxes	51,043	42,459	14,832	9,125	56,840
Provision for income taxes	18,448	16,488	5,061	3,506	20,157
Net income	$32,595	$25,971	$9,771	$5,619	$36,683

Net income per common share:
Basic	$1.45	$1.17	$0.43	$0.25	$1.63
Diluted	$1.43	$1.16	$0.43	$0.25	$1.62

Weighted average common shares outstanding:
Basic	22,507	22,254	22,563	22,273	22,457
Diluted	22,724	22,427	22,800	22,447	22,667

Depreciation and amortization	$19,211	$15,069	$6,850	$5,053	$24,664
Capital expenditures	$22,010	$17,721	$8,856	$7,178	$28,606

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		Last Twelve
(In thousands)	2012	2011	2012	2011	Months

Net sales:
RV Segment:
RV OEMs:
Travel trailers and fifth-wheels	$514,653	$387,746	$162,719	$117,946	$626,759
Motorhomes	22,568	12,244	8,376	3,304	26,152
RV aftermarket	14,714	12,169	5,355	4,108	17,205
Adjacent industries	57,008	27,497	18,507	10,870	69,814
Total RV Segment net sales	608,943	439,656	194,957	136,228	739,930

MH Segment:
Manufactured housing OEMs	61,678	56,112	21,188	21,487	82,653
Manufactured housing aftermarket	12,730	12,693	3,990	4,254	16,221
Adjacent industries	17,538	13,109	6,188	4,720	21,681
Total MH Segment net sales	91,946	81,914	31,366	30,461	120,555

Total net sales	$700,889	$521,570	$226,323	$166,689	$860,485

Operating Profit:
RV Segment	$47,209	$40,370	$12,945	$7,745	$52,554
MH Segment	10,942	8,963	3,781	3,786	13,959
Total segment operating profit	58,151	49,333	16,726	11,531	66,513
Corporate	(6,513)	(5,846)	(1,989)	(1,803)	(8,150)
Accretion related to contingent consideration	(1,350)	(1,394)	(430)	(445)	(1,842)
Other non-segment items	1,001	563	641	(80)	660
Total operating profit	$51,289	$42,656	$14,948	$9,203	$57,181

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31,
(In thousands)	2012	2011	2011

Current Assets
Cash and cash equivalents	$32,584	$1,472	$6,584
Accounts receivable, net	50,421	41,965	22,620
Inventories	98,393	97,765	92,052
Deferred taxes	10,125	12,142	10,125
Prepaid expenses and other current assets	11,165	6,960	6,187
Total current assets	202,688	160,304	137,568
Fixed assets, net	101,931	90,884	95,050
Goodwill	21,177	20,137	20,499
Other intangible assets, net	71,755	80,746	79,059
Deferred taxes	14,496	15,744	14,496
Other assets	6,422	3,544	4,411
Total assets	$418,469	$371,359	$351,083

Current liabilities
Accounts payable, trade	$33,392	$30,106	$15,742
Accrued expenses and other current liabilities	47,074	39,413	36,169
Total current liabilities	80,466	69,519	51,911
Long-term indebtedness	-	8,075
Other long-term liabilities	20,369	20,005	21,876
Total liabilities	100,835	97,599	73,787
Total stockholders' equity	317,634	273,760	277,296
Total liabilities and stockholders' equity	$418,469	$371,359	$351,083

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(In thousands)	2012	2011

Cash flows from operating activities:
Net income	$32,595	$25,971
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	19,211	15,069
Stock-based compensation expense	4,703	3,352
Deferred taxes	-	26
Other non-cash items	889	751
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(27,801)	(24,440)
Inventories	(5,753)	(20,581)
Prepaid expenses and other assets	(6,993)	(1,996)
Accounts payable	17,650	18,755
Accrued expenses and other liabilities	10,086	(628)
Net cash flows provided by operating activities	44,587	16,279

Cash flows from investing activities:
Capital expenditures	(22,010)	(17,721)
Acquisitions of businesses	(1,473)	(49,340)
Proceeds from maturity of short-term investments	-	5,000
Proceeds from sales of fixed assets	5,397	1,248
Other investing activities	(88)	(438)
Net cash flows used for investing activities	(18,174)	(61,251)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	2,840	504
Proceeds from line of credit borrowings	37,702	48,675
Repayments under line of credit borrowings	(37,702)	(40,600)
Payment of contingent consideration related to acquisitions	(3,253)	(226)
Purchase of treasury stock	-	(626)
Other financing activities	-	(163)
Net cash flows (used for) provided by financing activities	(413)	7,564

Net increase (decrease) in cash	26,000	(37,408)

Cash and cash equivalents at beginning of period	6,584	38,880
Cash and cash equivalents at end of period	$32,584	$1,472

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(unaudited)

	Nine Months Ended September 30,			Three Months Ended September 30,			Last Twelve
	2012		2011	2012		2011	Months

Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	188.2		167.7	56.7		47.5	233.4
Motorhome RVs	21.3		20.0	6.8		5.3	26.1
Manufactured homes	42.1	(2)	37.1	14.4	(2)	13.9	56.6	(2)
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	180.9	(3)	167.9	62.9	(3)	59.4	210.4	(3)

	Twelve Months Ended September 30,
	2012		2011

Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$2,685		$2,244
Motorhome RV	$1,002		$617
Manufactured home	$1,459	(2)	$1,472

	September 30,		December 31,
	2012	2011	2011

Balance Sheet Data:
Current ratio	2.5	2.3	2.7
Total indebtedness to stockholders' equity	-	-	-
Days sales in accounts receivable	22.6	22.7	17.1
Inventory turns, based on last twelve months	7.5	6.0	6.3

2012

Estimated Full Year Data:
Capital expenditures	$ 27 - 28 million
Depreciation and amortization	$ 25 - 26 million
Stock-based compensation expense	$ 6 - 7 million
Annual tax rate	37%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association ("RVIA"). Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety ("IBTS"). Industry retail sales data provided by Statistical Surveys, Inc.

(2) September wholesale data for manufactured homes has not been published yet, therefore 2012 manufactured housing wholesale data includes an estimate for September 2012 units.
(3) September retail sales data for RVs has not been published yet, therefore 2012 retail data for RVs includes an estimate for September 2012 retail units.